Preliminary Terms No. 125
Registration Statement No. 333-131266
Dated October 30, 2006
Rule 433

100% CAPITAL ROTECTED NOTES DUE MAY 20, 2010
ISSUED BY MORGAN STANLEY

BASED ON THE VALUE OF AN INTERNATIONAL BASKET OF FOUR
INDICES

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Prospectus Supplement for Capital Protected Notes dated March 14, 2006
Prospectus dated January 25, 2006

3 & 1/2 Year Capital Protected Note linked to an International
Index Basket due May 20, 2010

Overview

Capital Protected Notes

Capital Protected Notes provide investors with exposure to an asset or asset class including equities, commodities and currencies with limited or no downside risk to the initial investment. They are for investors who are concerned about principal risk and who are willing to forgo some upside or yield in exchange for principal protection.

How Capital Protected Notes work

At maturity, in addition to the protected principal amount, if the underlying asset has appreciated investors will receive an additional payment based on the performance of the asset times a participation rate.

page 2 of 18	MORGAN STANLEY

3 & 1/2 Year Capital Protected Note linked to an International
Index Basket due May 20, 2010

Fact Sheet

The Capital Protected Notes due May 20, 2010 Based on the Value of an International Basket of Four Indices, which we refer to as the Notes, are senior unsecured obligations of Morgan Stanley, will pay no interest and will have the terms described in the prospectus supplement for capital protected notes and the prospectus, as supplemented or modified by these preliminary terms. At maturity, we will pay per note the principal amount of $10 plus a supplemental redemption amount, if any, based on the increase, if any, in the value of a basket consisting of weighted exposure to the Dow Jones EURO STOXX 50SM Index, the Nikkei 225® Index, the Hang Seng® Index and the S&P Latin America 40® Index.

Expected Key Dates

Expected Pricing Date: November , 2006	Expected Issue Date: November , 2006 (5 trading days after the Pricing Date)	Maturity Date: May 20, 2010, subject to postponement in the event of certain market disruption events

Key Terms

Issuer:	Morgan Stanley
Underlying Indices:	Basket Indices:	Percentage Weightings	Initial Index Closing Value	Multiplier
	Dow Jones EURO STOXX 50SM Index Nikkei 225® Index Hang Seng® Index S&P Latin America 40® Index	42.50%SM 42.50%® 10%® 5%®
Issue Price (Par):

$10

The Notes will be issued at $10 per Note and the agent’s commissions will be $0.225 per Note; provided that the price to public and the agent's commissions for any single transaction to purchase between $1,000,000 to $2,999,999 principal amount of Notes will be $9.9625 per Note and $0.1875 per Note, respectively; for any single transaction to purchase between $3,000,000 to $4,999,999 principal amount of Notes will be $9.9438 per Note and $0.16875 per Note, respectively; and for any single transaction to purchase $5,000,000 or more principal amount of Notes will be $9.9250 per Note and $0.15 per Note, respectively. Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the Notes distributed by such dealers.

Interest:	None
Payment at Maturity:	Par plus the Supplemental Redemption Amount, if any
Supplemental Redemption Amount:	Par x Basket Percent Change x Participation Rate; provided that the Supplemental Redemption Amount will not be less than zero
Basket Percent Change:	(Final Basket Value – Initial Basket Value) / Initial Basket Value
Participation Rate:	100%
Basket Setting Date:	With respect to the Dow Jones EURO STOXX 50 Index, the Nikkei 225 Index and the Hang Seng Index, the index business day immediately following the pricing date. With respect to the S&P Latin America 40 Index, the pricing date
Initial Basket Value:	10, the basket closing value used to determine the multipliers on the Basket Setting Date. On the Basket Setting Date, the Calculation Agent will determine the fractional value of each Basket Index by calculating a multiplier so that each Basket Index will represent its applicable percentage weighting in the Initial Basket Value. The multiplier for each basket Index will remain constant for the term of the Notes.
Basket Closing Value:	The sum of the products of the index closing value of each of the Basket Indices and the applicable multiplier for each of the Basket Indices.
Final Basket Value:	The Basket Closing Value on the Determination Date
Determination Date:	May 18, 2010
Risk Factors:	Please see “Risk Factors” on page 14

page 3 of 18	MORGAN STANLEY

3 & 1/2 Year Capital Protected Note linked to an International
Index Basket due May 20, 2010

General Information

Listing:	The Notes will not be listed on any securities exchange.
CUSIP:	61748A353
Minimum Ticketing Size:	100 Notes
Tax Consideration:

The Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, regardless of whether any stated interest is payable on the Notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the Notes generally will be treated as ordinary income. If the Notes were priced on October 26, 2006, the “comparable yield” would be a rate of 5.3303% per annum compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be different than the comparable yield set forth above. Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $10) consists of a projected amount equal to $12.0549 due at maturity. You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the Notes.

The following table states the amount of original issue discount (“OID”) (without taking into account the actual payment received at maturity) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD

Original Issue Date through December
31, 2006	$0.0859	$0.0859
January 1, 2007 through June 30, 2007	$0.2688	$0.3547
July 1, 2007 through December 31, 2007	$0.2760	$0.6307
January 1, 2008 through June 30, 2008	$0.2833	$0.9140
July 1, 2008 through December 31, 2008	$0.2909	$1.2049
January 1, 2009 through June 30, 2009	$0.2986	$1.5035
July 1, 2009 through December 31, 2009	$0.3066	$1.8101
January 1, 2010 through May 20, 2010	$0.2448	$2.0549

This table will be updated in the final disclosure supplement using the actual comparable yield determined on the pricing date.

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York (as successor Trustee to JPMorgan Chase Bank, N.A.)

page 4 of 18	MORGAN STANLEY

3 & 1/2 Year Capital Protected Note linked to an International
Index Basket due May 20, 2010

Calculation Agent:	Morgan Stanley & Co. Incorporated
Contact:	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number (866) 477-4776 / (914) 225-7000)

This offering summary represents a summary of the terms and conditions of the Notes. We encourage you to read the accompanying prospectus supplement for capital protected notes and prospectus for this offering.

page 5 of 18	MORGAN STANLEY

3 & 1/2 Year Capital Protected Note linked to an International
Index Basket due May 20, 2010

Key Benefits		Key Investment Rationale

•	100% Principal Protection, subject to the Issuer’s credit.	You may be interested in the Notes if you are:
•	Participation in the positive performance of the Basket of Indices.	•	Seeking participation in the appreciation potential of the components of the Basket but are concerned about principal risk.
•	Medium-term senior debt instrument whose payment at maturity are backed by the Issuer whose credit rating is currently Aa3/A+.	•	Willing to forgo market floating interest rates in exchange for a supplemental amount based on the percentage increase, if any, of the underlying indices.
		•	Seeking to add equity-linked investments to balance out a portfolio otherwise dominated by fixed-income investments.
		•	Seeking equity exposure and diversification.

Key Risks
Please carefully review all the “Risk Factors” on page 14
•	The Notes may not pay more than the principal amount at maturity and do not pay interest
•	Prior to maturity the Notes may, depending on market conditions (primarily movements in the Basket Indices and interest rates), trade below the original Issue Price.
•	Changes in the value of one or more of the Basket Indices may offset each other.
•	There may be little or no secondary market for the Notes. You should be willing to hold your Notes to maturity and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.
•	If the supplemental redemption amount due at maturity is equal to zero, the return on an investment in the Notes (the effective yield to maturity) will be less than the amount that would be paid on an ordinary debt security.
•	Credit Risk to Morgan Stanley whose credit rating is currently Aa3/A+.

page 6 of 18	MORGAN STANLEY

3 & 1/2 Year Capital Protected Note linked to an International
Index Basket due May 20, 2010

Hypothetical Payout on the Notes

At maturity, if the Final Basket Value is greater than the Initial Basket Value, for each $10 principal amount of Notes that you hold, you will receive a supplemental redemption amount in addition to the principal amount of $10. The supplemental redemption amount will be equal to the product of (i) $10 times (ii) the percentage, if any, by which the Final Basket Value exceeds the Initial Basket Value times (iii) the participation rate. Presented below is a hypothetical example showing how the payout on the Notes, including the supplemental redemption amount, is calculated, as well as a table showing a range of hypothetical payouts on the Notes.

Example:

The hypothetical Final Basket Value is 50% greater than the hypothetical Initial Basket Value.

Hypothetical Initial Basket Value:	10
Hypothetical Final Basket Value:	15
Hypothetical Participation Rate:	100%

Supplemental Redemption Amount per Note =

In the example above, the total payment at maturity per note will equal $15.00, which is the sum of the principal amount of $10 and a supplemental redemption amount of $5.00.

The examples of the hypothetical supplemental redemption amounts and payouts at maturity provided in the table below are intended to illustrate the effect of the participation rate on each $10 principal amount of Notes for the specified Final Basket Values, however they do not cover the complete range of possible payouts at maturity.

Percent Return of the Basket	Final Basket Value	Principal Amount	Supplemental Redemption Amount	Payment at Maturity	Percent Return on $10 Note
-100%	0	$10	$0	$10	0%
--	--	--	--	--	--
-50%	5	$10	$0	$10	0%
-40%	6	$10	$0	$10	0%
-30%	7	$10	$0	$10	0%
-20%	8	$10	$0	$10	0%
-10%	9	$10	$0	$10	0%
0%	10	$10	$0	$10	0%
10%	11	$10	$1	$11	10%
20%	12	$10	$2	$12	20%
30%	13	$10	$3	$13	30%
40%	14	$10	$4	$14	40%
50%	15	$10	$5	$15	50%
60%	16	$10	$6	$16	60%
70%	17	$10	$7	$17	70%
80%	18	$10	$8	$18	80%
90%	19	$10	$9	$19	90%
100%	20	$10	$10	$20	100%

page 7 of 18	MORGAN STANLEY

3 & 1/2 Year Capital Protected Note linked to an International
Index Basket due May 20, 2010

Information about the Basket Components

The Dow Jones Euro Stoxx 50 Index
The Dow Jones Euro Stoxx 50 Index was created by STOXX Limited, a joint venture between Deutsche Boerse AG, Dow Jones & Company and SWX Swiss Exchange. Publication of the Euro STOXX 50 Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The Euro STOXX 50 Index is composed of 50 component stocks of market sector leaders from within the Dow Jones STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone. “Dow Jones EURO STOXXSM” and “STOXXSM” are service marks of STOXX Limited. These service marks have been licensed for use by Morgan Stanley. For a discussion of the Dow Jones Euro STOXX 50 Index, including license agreement information, see “Underlying Indices and Underlying Index Publishers Information—Dow Jones Euro STOXX 50 Index” in the prospectus supplement for capital protected notes.

The Nikkei 225 Index
The Nikkei 225 Index is a stock index calculated, published and disseminated by NIKKEI that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index currently is based on the 225 underlying stocks trading on the First Section of the Tokyo Stock Exchange representing a broad cross-section of Japanese industries. The 225 companies included in the Nikkei Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. “Nikkei 225® Index” is a trademark of Nihon Keizai Shimbun, Inc. and has been licensed for use by Morgan Stanley. For a discussion of the Nikkei 225 Index, see “Underlying Indices and Underlying Index Publishers Information— Nikkei 225 Index” in the prospectus supplement for capital protected notes.

The Hang Seng Index
The Hang Seng Index is compiled, published and managed by HSI Services Limited, a wholly owned subsidiary of the Hang Seng Bank, and was first calculated and published on November 24, 1969. The Hang Seng Index is a market capitalization weighted stock market index in the Stock Exchange of Hong Kong Ltd. (the “SEHK”) consisting of 33 constituent stocks that account for about 70% of the total market capitalization of all stocks listed on the SEHK. “Hang Seng Index” is a trademark of HSI Services Limited and has been licensed for use by Morgan Stanley. For a discussion of the Hang Seng Index, see Annex A to these preliminary terms “The Hang Seng Index and the S&P Latin America 40 Index –The Hang Seng Index.”

The S&P Latin America 40 Index
The S&P Latin America 40 Index is published by Standard & Poor's, a division of McGraw-Hill, Inc. ("S&P"). The S&P Latin America 40 Index is a measure of the Latin American economy. Its 40 constituents currently capture 70% of the total market capitalization of four major Latin American markets: Argentina, Brazil, Chile and Mexico. "Standard & Poor's®," "S&P®," and “S&P Latin America 40®” are trademarks of The McGraw-Hill Companies, Inc and we expect these trademarks to be licensed for use by Morgan Stanley prior to the Pricing Date. For further information about the S&P Latin America 40 Index, see Annex A to these preliminary terms “The Hang Seng Index and the S&P Latin America 40 Index –The S&P Latin America 40 Index.”

License Agreements

License Agreement between STOXX Limited and Morgan Stanley. “Dow Jones EURO STOXXSM” and “STOXXSM” are service marks of STOXX Limited. These service marks have been licensed for use by Morgan Stanley.

License Agreement between Nikkei and Morgan Stanley. “Nikkei 225® Index” is a trademark of Nihon Keizai Shimbun, Inc. and has been licensed for use by Morgan Stanley.

License Agreement between HSI Services Limited and Morgan Stanley. “Hang Seng® Index” is a trademark of HSI Services Limited and has been licensed for use by Morgan Stanley. See Annex A to these preliminary terms “License Agreements–License Agreement between HSI Services Limited and Morgan Stanley.”

License Agreement between S&P and Morgan Stanley. "Standard & Poor's®," "S&P®," and “S&P Latin America 40®” are trademarks of The McGraw-Hill Companies, Inc. and we expect these trademarks to be licensed for use by Morgan Stanley prior to the Pricing Date. See Annex A to these preliminary terms “License Agreements–License Agreement between S&P and Morgan Stanley.”

page 8 of 18	MORGAN STANLEY

3 & 1/2 Year Capital Protected Note linked to an International
Index Basket due May 20, 2010

Historical Information

     The following tables set forth the published high and low index closing values for each Basket Index, as well as end-of-quarter index closing values for each quarter in the period from January 1, 2001 through October 26, 2006. The Dow Jones EURO STOXX 50 Index closing value, the Nikkei 225 Index closing value, the Hang Seng Index closing value and the S&P Latin America 40 Index closing value on October 26, 2006 were 4,027.29, 16,811.60, 18,353.74 and 3,009.35, respectively. We obtained the information in the tables below from Bloomberg Financial Markets, without independent verification. The historical values, the historical price performance of the Basket Indices and the degree of correlation between the price trends of the Basket Indices (or lack thereof) should not be taken as an indication of future performance or trends.

EURO STOXX 50 Index	High	Low	Period End

2001
First Quarter	4,787.45	3,891.49	4,185.00
Second Quarter	4,582.07	4,039.16	4,243.91
Third Quarter	4,304.44	2,877.68	3,296.66
Fourth Quarter	3,828.76	3,208.31	3,806.13
2002
First Quarter	3,833.09	3,430.18	3,784.05
Second Quarter	3,748.44	2,928.72	3,133.39
Third Quarter	3,165.47	2,187.22	2,204.39
Fourth Quarter	2,669.89	2,150.27	2,386.41
2003
First Quarter	2,529.86	1,849.64	2,036.86
Second Quarter	2,527.44	2,067.23	2,419.51
Third Quarter	2,641.55	2,366.86	2,395.87
Fourth Quarter	2,760.66	2,434.63	2,760.66
2004
First Quarter	2,959.71	2,702.05	2,787.49
Second Quarter	2,905.88	2,659.85	2,811.08
Third Quarter	2,806.62	2,580.04	2,726.30
Fourth Quarter	2,955.11	2,734.37	2,951.24
2005
First Quarter	3,114.54	2,924.01	3,055.73
Second Quarter	3,190.80	2,930.10	3,181.54
Third Quarter	3,429.42	3,170.06	3,428.51
Fourth Quarter	3,616.33	3,241.14	3,578.93
2006
First Quarter	3,874.61	3,532.68	3,853.74
Second Quarter	3,890.94	3,408.02	3,648.92
Third Quarter	3,899.41	3,492.11	3,899.41
Fourth Quarter
(through October 26, 2006)	4,027.29	3,880.14	4,027.29

page 9 of 18	MORGAN STANLEY

3 & 1/2 Year Capital Protected Note linked to an International
Index Basket due May 20, 2010

Nikkei 225 Index	High	Low	Period End

2001
First Quarter	14,032.42	11,819.70	12,999.70
Second Quarter	14,529.41	12,574.26	12,969.05
Third Quarter	12,817.41	9,504.41	9,774.68
Fourth Quarter	11,064.30	9,924.23	10,542.62
2002
First Quarter	11,919.30	9,420.85	11,024.94
Second Quarter	11,979.85	10,074.56	10,621.84
Third Quarter	10,960.25	9,075.09	9,383.29
Fourth Quarter	9,215.56	8,303.39	8,578.95
2003
First Quarter	8,790.92	7,862.43	7,972.71
Second Quarter	9,137.14	7,607.88	9,083.11
Third Quarter	11,033.32	9,265.56	10,219.05
Fourth Quarter	11,161.71	9,614.60	10,676.64
2004
First Quarter	11,770.65	10,365.40	11,715.39
Second Quarter	12,163.89	10,505.05	11,858.87
Third Quarter	11,896.01	10,687.81	10,823.57
Fourth Quarter	11,488.76	10,659.15	11,488.76
2005
First Quarter	11,966.69	11,238.37	11,668.95
Second Quarter	11,874.75	10,825.39	11,584.01
Third Quarter	13,617.24	11,565.99	13,574.30
Fourth Quarter	16,344.20	13,106.18	16,111.43
2006
First Quarter	17,059.66	15,341.18	17,059.66
Second Quarter	17,563.37	14,218.60	15,505.18
Third Quarter	16,385.96	14,437.24	16,127.58
Fourth Quarter (through
October 26, 2006)	16,811.60	16,082.55	16,811.60

page 10 of 18	MORGAN STANLEY

3 & 1/2 Year Capital Protected Note linked to an International
Index Basket due May 20, 2010

Hang Seng Index	High	Low	Period End

2001
First Quarter	16,163.99	12,583.36	12,760.64
Second Quarter	13,877.95	12,063.71	13,042.53
Third Quarter	13,207.53	8,934.20	9,950.70
Fourth Quarter	11,847.06	9,797.54	11,397.21
2002
First Quarter	11,892.64	10,409.68	11,032.92
Second Quarter	11,974.61	10,355.92	10,598.55
Third Quarter	10,843.15	9,072.21	9,072.21
Fourth Quarter	10,227.01	8,858.69	9,321.29
2003
First Quarter	9,873.49	8,634.45	8,634.45
Second Quarter	10,030.37	8,409.01	9,577.12
Third Quarter	11,295.89	9,602.62	11,229.87
Fourth Quarter	12,594.42	11,546.12	12,575.94
2004
First Quarter	13,928.38	12,427.34	12,681.67
Second Quarter	13,031.81	10,967.65	12,285.75
Third Quarter	13,304.48	11,932.83	13,120.03
Fourth Quarter	14,266.38	12,818.10	14,230.14
2005
First Quarter	14,237.42	13,386.99	13,516.88
Second Quarter	14,287.44	13,355.23	14,201.06
Third Quarter	15,466.06	13,964.47	15,428.52
Fourth Quarter	15,394.39	14,215.83	14,876.43
2006
First Quarter	15,949.89	14,944.77	15,805.04
Second Quarter	17,301.79	15,234.42	16,267.62
Third Quarter	17,619.97	16,043.94	17,543.05
Fourth Quarter (through
October 26, 2006)	18,353.74	17,606.53	18,353.74

page 11 of 18	MORGAN STANLEY

3 & 1/2 Year Capital Protected Note linked to an International
Index Basket due May 20, 2010

S&P Latin America 40	High	Low	Period End
Index

2001
First Quarter	1,141.30	918.53	951.16
Second Quarter	1,088.74	914.29	1,061.96
Third Quarter	1,070.15	754.52	805.49
Fourth Quarter	1,008.81	786.37	999.86
2002
First Quarter	1,109.32	960.49	1,082.84
Second Quarter	1,114.17	788.84	825.55
Third Quarter	823.74	630.64	630.64
Fourth Quarter	762.85	629.86	745.36
2003
First Quarter	802.56	671.32	725.25
Second Quarter	908.46	736.73	888.23
Third Quarter	1,020.78	887.03	997.42
Fourth Quarter	1,185.98	1,010.82	1,185.98
2004
First Quarter	1,294.98	1,194.68	1,256.38
Second Quarter	1,291.31	1,019.71	1,163.08
Third Quarter	1,311.51	1,142.48	1,309.69
Fourth Quarter	1,590.70	1,296.86	1,590.70
2005
First Quarter	1,781.06	1,475.91	1,611.45
Second Quarter	1,798.65	1,532.15	1,790.74
Third Quarter	2,311.65	1,783.78	2,311.65
Fourth Quarter	2,509.76	2,064.01	2,389.73
2006
First Quarter	2,853.10	2,397.08	2,742.68
Second Quarter	3,123.66	2,191.66	2,628.68
Third Quarter	2,776.61	2,477.26	2,738.73
Fourth Quarter (through
October 26, 2006)	3,010.23	2,696.92	3,009.35

page 12 of 18	MORGAN STANLEY

3 & 1/2 Year Capital Protected Note linked to an International
Index Basket due May 20, 2010

The following graph sets forth the hypothetical historical performance of the Basket (assuming that each of the Basket Indices is weighted as described in Basket above at October 26, 2006). The graph covers the period from January 1, 2001 through October 26, 2006. The graph does not attempt to show your expected return on an investment in the Notes. The graph reflects the historical prices of the Basket Indices, including the effect of offset and correlation in the movement of these prices. The hypothetical historical performance of the Basket and the historical performance of the Basket Indices should not be taken as an indication of their future performance.

page 13 of 18	MORGAN STANLEY

3 & 1/2 Year Capital Protected Note linked to an International
Index Basket due May 20, 2010

Risk Factors

The following is a non-exhaustive list of certain key risks for investors in the Notes. For a complete list of risk factors, please see the accompanying prospectus supplement for Notes and the accompanying prospectus.

Structure Specific Risk Factors

•

The Notes do not pay interest and may not pay more than the principal amount at maturity. Unlike ordinary debt securities, the Notes do not pay interest. Instead, at maturity, the investor will receive the principal amount of $10 per note plus a Supplemental Redemption Amount if the Final Basket Value is greater than the Initial Basket Value. Furthermore, because the Supplemental Redemption Amount due at maturity may equal zero, the return on your investment in the Notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The return of only the principal amount at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.

•

The Notes are linked to foreign equity securities. Investments in securities indexed to the value of foreign equity securities involve risks associated with the securities market in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. There is less publicly available information about companies in some of these jurisdictions than there is available for U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and generally foreign companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

•

Market price influenced by many unpredictable factors. Several factors will influence the value of the Notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Notes in the secondary market including: the value and volatility of the Basket Indices, the dividend yield on the stocks underlying the Basket Indices, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political, regulatory or judicial events and creditworthiness of the Issuer. Some or all of these factors will influence the price that an investor will receive if they sell the Notes prior to maturity.

•

Changes in the value of one or more of the Basket Indices may offset each other. Price movements in the Basket Indices may not correlate with each other. At a time when the value of one or more of the basket indices increases, the value of one or more of the other basket indices may not increase as much or may even decline in value. Therefore, in calculating the Basket Closing Value on the Determination Date, increases in the value of one or more of the Basket Indices may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other Basket Indices.

•

Exposure to currency exchange risk. Because the closing level of the Dow Jones EURO STOXX 50 Index and the S&P Latin America 40 Index reflects the U.S. dollar value of the securities represented in those indices, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such securities trade. An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each security. If, taking into account such weighting, the dollar strengthens against the securities represented in the Dow Jones EURO STOXX 50 Index and S&P Latin America 40 Index, the index closing value of each of those indices would be reduced.

•

Not equivalent to investing in the Basket Indices; no shareholder rights. Investing in the Notes is not equivalent to investing in the Basket Indices or any of their component stocks. Investors in the Notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that underlie the any of the Basket Indices.

•

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS
& Co. is willing to purchase Notes in secondary market transactions will likely be lower than the original issue price, since theoriginal issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Notes, aswell as the projected profit included in the cost of hedging the Issuer’s obligations under the Notes.

•

Return of principal is subject to the credit risk of Morgan Stanley. Payments at maturity are subject to the ability of Morgan Stanley to pay its obligations when they become due. Morgan Stanley’s senior debt is currently rated A+ by Standard & Poor’s and Aa3 by Moody’s Investors Service.

Other Risk Factors

•	Secondary trading may be limited. There may be little or no secondary market for the Notes. You should be willing to hold your Notes to maturity.

•

Adjustments to the Basket Indices could adversely affect the value of the Notes. The publisher of any Basket Index can add, delete or substitute the stocks underlying the Basket Index, and can make other methodological changes that could change the value of the Basket Index; or may discontinue or suspend calculation or publication of the Basket Index at any

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time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor indexthat is comparable to the discontinued index and is not precluded from considering indices that are calculated and publishedby MS & Co. or any of its affiliates. Any of these actions could adversely affect the value of the Notes.

•

Potential Adverse Economic Interest of the Calculation Agent. The economic interests of MS & Co., as the calculation agent and of MS & Co. and other affiliates of ours that will carry out hedging activities related to the Notes or that trade in the component stocks of the Basket Indices or other instruments related to the Basket Indices are potentially adverse to your interests as an investor in the Notes. The hedging or trading activities of our affiliates on or prior to the Index Business Day immediately following the Pricing Date and on the Determination Date could adversely affect the index value and, as a result, could decrease the amount you may receive on the Notes at maturity. Any of these hedging or trading activities on or prior to the Index Business Day immediately following the Pricing Date could potentially affect the Initial Basket Value and, as a result, could increase the value at which the Basket Indices must close on the Determination Date before you receive a payment at maturity that exceeds the principal amount on the Notes. Additionally, such hedging or trading activities during the term of the Notes could potentially affect the value of the Basket Indices on the Determination Date and, accordingly, the amount of cash you will receive at maturity.

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3 & 1/2 Year Capital Protected Note linked to an International
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ANNEX A

The Hang Seng Index and the S&P Latin America 40 Index

The Hang Seng Index

We have derived all information contained in this pricing supplement regarding the Hang Seng Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by HSI Services Limited. The Index was developed by HSI Services Limited and is calculated, maintained and published by HSI Services Limited. We make no representation or warranty as to the accuracy or completeness of such information.

The Hang Seng Index is compiled, published and managed by HSI Services Limited, a wholly owned subsidiary of the Hang Seng Bank, and was first calculated and published on November 24, 1969. The HSI is a market capitalization weighted stock market index in the Stock Exchange of Hong Kong Ltd. (the “SEHK”) consisting of 33 constituent stocks that account for about 70% of the total market capitalization of all stocks listed on the SEHK.

Only companies with a primary listing on the main board of the SEHK are eligible as constituents of the Hang Seng Index. As of August 2006, mainland China enterprises that have an H-share listing in Hong Kong will be eligible for inclusion in the Hang Seng Index when they meet any one of the following conditions: (1) the H-share company has 100% of its ordinary share capital in the form of H-shares which are listed on the SEHK; (2) the H-share company has completed the process of share reform, with the result that there is no unlisted share capital in the company; or (3) for new H-share initial public offerings, the company has no unlisted share capital. For any H-share company included in the Hang Seng Index, only the H-share portion of the share capital of the company will be used for index calculation, subject to freefloat adjustment. H-shares are shares of mainland China companies listed on SEHK.

To be eligible for selection in the Hang Seng Index, a company: (1) must be among those that constitute the top 90% of the total market value of all primary shares listed on the SEHK (market value is expressed as an average of the past 12 months); (2) must be among those that constitute the top 90% of the total turnover of all primary listed shares on the SEHK (turnover is aggregated and individually assessed for eight quarterly sub-periods for the past 24 months); and (3) should normally have a listing history of 24 months. From the candidates, final selections are based on the following: (1) the market value and turnover rankings of the companies; (2) the representation of the sub-sectors within the Hang Seng Index directly reflecting that of the market; and (3) the financial performance of the companies.

Calculation Methodology

From September 11, 2006, and phased in over a period of 12 months from September 2006 to September 2007, the calculation methodology of the Hang Seng Index has been changed from a full market capitalization weighting to a freefloat-adjusted market capitalization weighting. Under this calculation methodology, the following shareholdings are viewed as strategic in nature and excluded for calculation: shares held by strategic shareholders who individually or collectively control more than 30% of the shareholdings; shares held by directors who individually control more than 5% of the shareholdings; shares held by a Hong Kong-listed company which controls more than 5% of the shareholdings as investments; and shares held by a shareholders who individually or collectively represent more than 5% of the shareholdings in the company and with a publicly disclosed lock-up management. A freefloat adjustment factor representing the proportion of shares that is freefloated as a percentage of the issued shares, is rounded up to the nearest multiple of 5% for the calculation of the Hang Seng Index and is updated half-yearly.

A cap of 15% on individual stock weightings is applied. A cap factor is calculated half-yearly to coincide with the regular update of the freefloat adjustment factor. Additional re-capping is performed upon constituent changes.

The S&P Latin America 40 Index

We have derived all information contained in this pricing supplement regarding the S&P Latin America 40 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor’s (“S&P”). The Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

The S&P Latin America 40 Index is intended to be a measure of the Latin American economy. Its 40 constituents currently capture 70% of the total market capitalization of four major Latin American markets: Argentina, Brazil, Chile and Mexico. Prices for the S&P Latin America 40 Index are collected in local currencies and index values are released in U.S. dollars. The S&P Latin America 40 Index is maintained by the S&P Index Committee.

Eligibility Criteria for S&P Latin America Index Components

The S&P Latin America 40 Index includes the stocks that are among the largest in terms of market capitalization from companies located in Argentina, Brazil, Chile and Mexico. A stock’s domicile is determined based on criteria that include headquarters of the company, registration, listing of the stock, place of operations, and residence of the senior officers. A stock’s weight in the S&P Latin

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America 40 Index is determined by the float-adjusted market capital of the stock. An investable weight factor (“IWF”) is applied to each constituent’s share count used for index calculation. The IWF reduces shares outstanding for government-owned shares, strategically held shares, and shares restricted from foreign ownership.

All common and preferred shares (of an equity and not a fixed income nature) are eligible for inclusion in the S&P Latin America 40 Index. Convertible stock, bonds, warrants, rights and preferred stock that provide a guaranteed fixed return are not eligible.

To identify stocks for possible addition, the following factors are considered:

  Value and volume traded: Liquidity measures of possible additions are considered to ensure that the index remains investable.
  Sector representation: The index’s sector composition is compared to that of the entire equity universe. Companies may be added to bring the index in line with the equity universe.
  Country representation: Companies may be added so the index country weights reflect to those of the equity universe.

Privatizations and other extraordinary circumstances may require a company to be immediately added to the index. Companies may be removed from the index because of bankruptcy or major restructuring such as mergers and acquisitions. A company may also be removed if it is no longer representative of the market or its industry.

Quarterly Updates to the S&P Latin America 40 Index
The S&P Latin America 40 Index is rebalanced quarterly to reflect changes in shares outstanding due to share issuances, buybacks, and other corporate actions. Share and IWF changes greater than 5% are made at the time of change.

Maintenance of the S&P Latin America 40 Index
Changes in the S&P Latin America 40 Index value should reflect changes in the total market capitalization of the S&P Latin America 40 Index that are caused by price movements in the market. They should not reflect changes in the market capitalization of the index, or of the individual stocks, that are caused by corporate actions such as dividend payments, stock splits, distributions to shareholders, mergers or acquisitions. When a corporate action affects the price of a security, the price of the security is adjusted to reflect the ex-date and the index divisor is adjusted to offset any change in the total market value of the index. When a stock is replaced by another stock, the index divisor is adjusted so that the change in index market value that results from the addition or deletion does not change the index value.

License Agreements

License Agreement between HSI Services Limited and Morgan Stanley. “Hang Seng® Index” is a trademark of HSI Services Limited and has been licensed for use by Morgan Stanley.

All information in this pricing supplement regarding the Hang Seng Index including, without limitation, its make-up, method calculation and changes in its components, is derived from publicly available information. Such information reflects the policies of, and is subject to change by HSI Services Limited or any of its affiliates (the “HS Index Sponsor”) and Hang Seng Data Services Limited. The HS Index Sponsor has no obligation to Hang Seng Index in connection with the issuance of certain securities, including the Notes. Morgan Stanley is not affiliated with the HS Index Sponsor; the only relationship between the HS Index Sponsor and Morgan Stanley is the expected licensing of the use of Hang Seng Index and trademarks related to the Hang Seng Index.

The Hang Seng Index is published and compiled by HSI Services Limited pursuant to a license from Hang Seng Data Services Limited. The mark and name “Hang Seng Index” is proprietary to Hang Seng Data Services Limited. HSI Services Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Hang Seng Index by Morgan Stanley in connection with the Notes, but neither HSI Services Limited nor Hang Seng Data Services Limited warrants or represents or guarantees to any broker or holder of the Notes or any other person the accuracy or completeness of the Hang Seng Index and its computation or any information related thereto and no warranty or representation or guarantee of any kind whatsoever relating to the Hang Seng Index is given or may be implied. The process and basis of computation and compilation of the Hang Seng Index and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by HSI Services Limited without notice. No responsibility or liability is accepted by HSI Services Limited or Hang Seng Data Services Limited in respect of the use of and/or reference to the Hang Seng Index by Morgan Stanley in connection with the Notes, or for any inaccuracies, omissions, mistakes or errors of HSI Services Limited in the computation of the Hang Seng Index or for any economic or other loss which may be directly or indirectly sustained by any broker or holder of the Notes for any other person dealing with the Notes as a result thereof and no claims, actions or legal proceedings may be brought against HSI Services Limited and/or Hang Seng Data Services Limited in connection with the Notes in any manner whatsoever by any broker, holder or other person dealing with the Notes. Any broker, holder or other person dealing with the Notes does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on HSI Services Limited and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and HSI Services Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.

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License Agreement between S&P and Morgan Stanley. "Standard & Poor's®," "S&P®," and “S&P Latin America 40®” are trademarks of The McGraw-Hill Companies, Inc. and we expect to enter into license agreement providing that they are licensed for use by Morgan Stanley.

Prior to the Pricing Date, we expect S&P and Morgan Stanley to enter into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P Latin America 40 Index, which is owned and published by S&P, in connection with securities, including the notes.

We anticipate that the license agreement between S&P and Morgan Stanley will provide that the following language must be set forth in the prospectus supplement:

The notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P Latin America 40 Index to track general stock market performance. S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P Latin America 40 Index, which is determined, composed and calculated by S&P without regard to us or the notes. S&P has no obligation to take our needs or the needs of the owners of the notes into consideration in determining, composing or calculating the S&P Latin America 40 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P LATIN AMERICA 40 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P LATIN AMERICA 40 INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P LATIN AMERICA 40 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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